Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q2 2015 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: NOVEMBER 06, 2014 / 10:00PM GMT

OVERVIEW:
Co. reported 2Q15 revenues of $3.08b, income from continuing operations of $177m and EPS from continuing operations of $1.18. Expects FY15 revenue to be flat to slightly down and EPS from continuing operations to be $4.45-4.65.

CORPORATE PARTICIPANTS
George Price CSC - IR
Mike Lawrie CSC - CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
Darrin Peller Barclays Capital - Analyst
Jim Schneider Goldman Sachs - Analyst
Jason Kupferberg Jefferies & Company - Analyst
Tien-tsin Huang JPMorgan - Analyst
Keith Bachman Bank of Montreal - Analyst
Edward Caso Wells Fargo Securities, LLC - Analyst
Ashwin Shirvaikar Citigroup - Analyst
Joseph Foresi Janney Montgomery Scott - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to today's CSC second-quarter FY15 earnings conference call.

Today's call is being recorded.

For opening remarks and introductions, it's my pleasure to turn the conference over to your host for today's call, Mr. George Price. Please go ahead.

George Price - CSC - IR

Great. Thank you, Jason, and good afternoon, everyone.

I'm pleased you've joined us for CSC's second-quarter FY15 earnings call and webcast. Our speakers on the call today will be Mike Lawrie, our Chief Executive Officer, and Paul layer Chief Financial Officer. As usual call the call is being webcast our chief executive officer and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast, at CSC.com, and we've posted some slides on our website which will accompany our discussion today.

On slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. A discussion of these risks and uncertainties is included in our Form 10-K, Form 10-Q and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures, which we believe will provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. Both documents are available on the Investor Relations section of our website.

Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except, of course, as required by law. And now I'd like to introduce CSC's CEO, Mike Lawrie.

Mike Lawrie - CSC - CEO

Thank you, and welcome, everyone.

As usual, thank you for your interest in CSC. As is my normal practice, I've got several key messages which I'll share with you and then develop those a little bit more, and then turn it over to Paul, who will go through a greater detail, and then we'll open up to any questions that you might have.

My first message is the second quarter EPS from continuing operations was $1.18, driven by our continued cost take-out actions, as well as a lower tax rate. We saw modest margin improvement in our Global Infrastructure Services sequentially and solid improvement from our Global Business Services and North American Public Sector, both year-over-year and sequentially.

Point two here is we continue to be encouraged by the strong signs we're seeing from our next generation offerings and partnerships and some improvement in our consulting business. And like many in our industry, the infrastructure outsourcing business continues to feel pressure from contract renegotiations, price-downs and contract completions.

The third key message is that our NPS business is performing better than we expected, and we see that trend continuing. Revenue was up sequentially. Margins were strong, as a result of our cost actions. And book-to-bill showed significant sequential improvement, despite the ongoing continued budget uncertainty.

The fourth key message is for FY15: we now expect NPS revenue to improve to be flat to slightly down and commercial revenue to also be flat to slightly down. And we're raising our EPS range for the year to $4.45 to $4.65, and continue to target free cash flow to be approximately $700 million.

And then finally, we continue to be focused on returning capital to our shareholders during the quarter. We returned $385 million to shareholders in the form of share repurchases and dividends.

So let me now just go into a little more detail around each of those key messages. As I said, our second quarter EPS from continuing operations was $1.18, which was up 17% year-over-year. EPS benefited from our ongoing costs take-out actions, as well as a lower tax rate.

Operating margin was 11.3%, which was up 190 basis points sequentially and flat year-over-year. Our commercial operating margin was 9.7%, which was up 160 basis points sequentially.

Global Business Services operating margin of 13% improved 310 basis points sequentially and 130 basis points year-over-year. This improvement reflects several factors, including our ongoing cost take-out actions, shifting labor to lower cost locations, and improved profitability in our consulting business, which also helped to offset some of the investments that we continue to make in the GBS business.

Our global infrastructure business' operating margin was 6.6% in the quarter, and this was up 30 basis points sequentially. And this improvement was also driven by our continued cost reduction initiatives, which helped to offset the impact of investments in next generation offerings like cloud, storage as a service, and MyWorkStyle, as well as the lower revenue from contract restructurings and other completions. It should be noted that these investments impacted GIS operating margin by over 200 basis points in the quarter.

Longer term, we expect to further improve GIS margins by increasing our mix of lower cost labor, continue to consolidate data centers, continued investment in automation, and other investments. And we're very encouraged that these efficiencies will lead to continued improvement in our client satisfaction surveys.

Our NPS operating margin was 15.4%. This was up 60 basis points sequentially and similar to last year, reflecting continued cost take-out and very strong contract performance. We generated $31 million in free cash flow in the second quarter, which was lower year-over-year, due to an extra payroll cycle in the US in the second quarter.

The second key message here is we are encouraged by the strong signs we're seeing from our next generation offerings in partnerships. Overall, our commercial revenue was $2 billion, which was down 4% year-over-year on a GAAP basis.

GBS revenue of $1 billion was down 2% year-over-year.

Within Consulting, the revenue declines moderated to 3% year-over-year on a GAAP basis, which represents progress in our repositioning efforts. And this is encouraging, particularly in light of the last several quarters, but we still have a lot of work to do in this business. And I think it's too early to call a definitive turn in this business.

Our industry software and solutions business continued to show growth, with revenue up 2% year-over-year, similar to last quarter. We saw particular strength in banking and in healthcare and continue to be very pleased by the performance of our UK National Health Service business.

During the quarter, CSC had another important win, this time at the Sheffield Teaching Hospitals Trust, the largest teaching hospital in the UK. And this follows on the heels of our win at North Bristol last quarter and brings the total number of trusts that we have won to 14.

Our applications revenue was down 3% year-on-year, due mainly to contract completions. And this was partially offset by new business and growth in applications modernization.

Our GIS business revenue of $1 billion was down 7% year-over-year on a GAAP basis, and the GIS revenue performance reflects the price -- the impact of price-downs, restructuring and other contract completions, which we have discussed many times. In addition, we are seeing fewer large deals in the marketplace; and on those that we pursue, we continue to be very disciplined on pricing.

At the same time, we continue to see strong momentum and good growth from our next generation GIS offerings. Cloud revenue was up 96% year-over-year. Cyber was up 8% year-over-year. And we continue to see strong demand and good growth from MyWorkStyle, which includes our virtualized desktop offerings.

We expect continued growth from our next generation offerings in the second half of the year; and while these offerings collectively are not yet large enough to offset the headwinds we're seeing in our core GIS business this year, we continue to see significant growth opportunities going forward.

We continue to position CSC to take advantage of the shift in the industry landscape by investing in these next generation offerings, like cloud and big data and virtual desktop, as well as the operationalization of our partnerships with ACL, AT&T and others.

And we continue to see positive momentum for these investments. For example, in our GBS business, our application modernization offering is starting to gain traction. This quarter, we signed an application modernization deal with a large Australian bank, which will utilize our Banking Center of Excellence. And CSC is also in final contract negotiations for a multi-year deal that includes applications modernization related TCV of over $60 million. And in big data, we signed a deal with a leading insurance company to support a new auto insurance program with CSC's big data platform-as-a-service offering.

And in GIS, we're seeing new opportunities for cross sell. Following MyWorkStyle win with a large insurance company that we discussed last quarter, we transitioned our first set of nearly 30,000 users, and as a result of that won additional business with this client for end-user services and support. And our demonstrated expertise with virtualized desktop solutions is generating strong interest from clients and prospects.

And in addition, industry experts are recognizing this shift in our portfolio. We were recently recognized by Gartner as an industry leader in its Magic Quadrant for end-user outsourcing services in North America, and its Magic Quadrant for data center outsourcing and infrastructure utility services for both North America and Europe.

Now shifting to new contract awards, overall, our commercial bookings of $1.8 billion represented a book-to-bill of 0.9, down slightly from 1.0 a year ago. And we did see a number of sizable deals delayed into the third quarter. And since our quarter closed, we have signed many of these deals with a total of TCV of about $300 million.

GBS bookings were $1.2 billion, representing a book-to-bill of 1.2, in line with a year ago. And GIS bookings of $0.6 billion were down year-over-year, with a book-to-bill of 0.6, as a result of many of these delayed deals that I just mentioned. Our next generation commercial cloud and big data offerings again showed healthy bookings. Our cloud book-to-bill was 1.2 and our big data bookings were 1.5.

We also added over 100 new logos in the quarter. Now while many of these new clients are smaller deals, they represent an opportunity for CSC to land and expand and sell our full portfolio of offerings. For example, a leading global energy company recently expanded their work with us after a small consulting deal, which indicates that this strategy is also beginning to get some traction for us.

And finally, we remain encouraged by the growth in our commercial qualified pipeline, which is up 17% year-over-year. And with our AT&T partnership, our qualified pipeline now stands at over $3 billion, up from $2 billion last quarter. And we were recently down selected on several important new opportunities with AT&T. Our other partners are also increasingly contributing to our commercial pipeline, including HCL, IBM and Microsoft.

Now let me just turn for a moment to our NPS business. As I said, this is performing better than we had expected. NPS revenue was $1 billion in the second quarter, down 1% year-over-year, but up 2.3% sequentially. The NPS operating margin of 15.4% reflects continued cost take-out and strong contract performance. And we now expect NPS operating margin to moderate from this level into the low double digit range during the second half of this fiscal year.

NPS bookings were $1.1 billion, representing a book-to-bill of 1.1. And this was a significant improvement from our 0.3 last quarter and is consistent with a year ago, when you adjust for a large renewal in the prior period. And we saw some increased activity at the end of the government fiscal year, but not the typical budget flush that we had seen in previous years.

These results demonstrate the success we have had in winning smaller awards in NPS. But we do continue to see delays in decision-making. Our submitted proposals awaiting awards increased by $1.9 billion year-on-year and $700 million sequentially, to $4.2 billion, which gives us cautious optimism that we could see some modest improvement in demand the second half of the year.

Our NPS pipeline is up 91% year-over-year and 26% sequentially. And this includes a pipeline of $2.1 billion of next generation services, up from $1.2 billion last quarter. And even excluding the large Department of Defense healthcare management system modernization opportunity, the NPS pipeline was still up 75% year-over-year. And we still are continuing to prepare the business in the event that the spending environment does not improve in the second half of the year.

So as we move to the remainder of FY15, we now expect our revenue in NPS to improve to be flat to slightly down and commercial revenue to also be flat to slightly down. And we are raising our EPS range from $4.45 to $4.65 and continue to target free cash flow at approximately $700 million.

We continue to also expect cost take-out benefits in the second half of the year, from increased utilization of our low-cost delivery centers and additional workforce optimization and greater efficiencies in our G&A functions. As I said, we're raising the EPS range to $4.45 to $4.65, up from $4.35 to $4.55.

And then finally, before I turn this over to Paul, we did take advantage of market conditions to opportunistically repurchase more shares than we did in the first quarter. We repurchased 4.6 million shares in the open market for $278 million in the quarter, and we also entered into an accelerated stock repurchase agreement, which resulted in CSC initially retiring an additional 1.3 million shares for $75 million. And finally, we declared a $32 million quarterly dividend to our shareholders.

So Paul, with that, I will turn it over to you.

Paul Saleh - CSC - CFO

Thank you, Mike, and good afternoon, everyone.

I'll discuss our results for the quarter and I will review some key financial highlights.

Revenue was $3.08 billion in the quarter, down 3% at GAAP and down 4% in constant currency. Operating income was $349 million. Operating margin was 11.3%, unchanged when compared with the year-ago period, but it was up 190 basis points sequentially. Earnings before interest and taxes was $276 million. EBIT margin was 9%, compared with 8.5% a year ago.

Income from continuing operations was $177 million in the quarter, an increase of 9%. And EPS from continuing operations was up $1.18, up 17%, including the benefit of a lower tax rate of 28%.

Bookings in the quarter were $3 billion, for a book-to-bill of 1. Year-to-date revenue declined by 3% in constant currency. Operating margin was 10.3%, and our EPS was $2.22. Bookings were $5.7 billion.

Now turning to our segment results, Global Business Services accounted for 32% of total company revenue in the quarter. GBS revenue was $1 billion in the quarter, down $19 million year-over-year or 3% in constant currency.

Revenue from our industry software and solutions was slightly up year-over-year, with continued strength in healthcare and banking. Consulting revenue was down year-over-year, reflecting the repositioning of the business for higher value next generation technology consulting. And in our application business, growth in new accounts and applications modernization were offset by contract completions.

The operating income for GBS was $130 million in the quarter, and our operating margin in GBS was at 13%, a year-over-year improvement of 130 basis points and a sequential improvement of 310 basis points. We're extracting greater operating efficiencies from lower head counts and a continued shift of work to low-cost locations, and also better utilization rates. Offsetting these benefits are higher investments in sales coverage and investments to operationalize our strategic partnerships.

GBS bookings were $1.2 billion in the quarter, for a book-to-bill ratio of 1.2 times. Year-to-date revenue was relatively flat, operating margin was up year-over-year to 11.4%, and bookings were $2.4 billion.

Now let's turn to the Global Infrastructure Services business. This segment represented 34% of total revenue in the quarter. GIS revenue was $1.04 billion in the quarter, down 8% year-over-year in constant currency. We're seeing growth from our next generation offerings of cyber, cloud, MyWorkStyle, as well as from other new businesses. Offsetting that growth are price-downs, restructuring of contracts, and contract conclusions, which we discussed with you earlier.

GIS operating income was $68 million in the quarter, and operating margin was 6.6%, reflecting the significant investments we are making in next-generation offerings, as well as investments which will enable us to shift more work to lower cost locations. Today, 35% of the GIS workforce is in low-cost locations, up from 32% one year ago, and our objective is to increase the mix to about 60% over the long run.

Bookings for GIS were $0.6 billion in the quarter, for a book-to-bill ratio of 0.6 times as a result of a few delayed deals.

And on a year-to-date basis, revenue declined by 5.8% in constant currency, operating margin was 6.4%, and bookings were $1.8 billion.

Turning to our North American Public Sector business, NPS accounted for 34% of total revenue in the quarter. Revenue was $1.04 billion in the quarter, relatively flat when compared with the prior year. On a sequential basis, revenue was up slightly.

In the quarter, operating income was $160 million. Operating margin was 15.4% in the quarter, in line with our margins for the prior year. NPS margins reflect our continued cost take-out achievements, as well as better contract performance. We expect margins to moderate back to the low double digit range during the second half of this year, as we pass along savings on cost-plus contracts.

Longer term, we expect NPS to benefit from increased utilization of lower cost onshore centers, such as our new facility in Bossier City, Louisiana. We've already transitioned 180 positions to Louisiana and we expect to ramp up our activities there over the next few quarters.

NPS bookings were $1.1 billion for the quarter, for a book-to-bill of 1.1 times. Year-to-date revenue declined by 2%, operating margin was 15.1%, and bookings were $1.4 billion.

Turning to other financial highlights for the quarter, our tax rate was 27.8%, reflecting our global mix of income. For the third and fourth quarter of this year, we are targeting a 32% tax rate, though we remain cautiously optimistic that our tax planning strategies may help us to do better than that.

Free cash flow was $31 million in the quarter, compared with $86 million in the prior year. And that was primarily due to the impact of an extra payroll cycle in this quarter. Year-to-date free cash flow was $101 million, which compares with $77 million in the prior year. CapEx was $199 million in the quarter, and compares with $205 million in the year ago period.

During the second quarter, the Company returned $385 million of capital to shareholders, consisting of $32 million in dividends and $278 million to repurchase 4.6 million shares at an average price of $59.77. We also entered into an accelerated share repurchase agreement which enabled us to retire an additional 1.3 million shares for $75 million.

During the quarter, we acquired a privately held cyber company for $35 million in cash, which is consistent with our strategy to pursue bolt-on acquisitions that are aligned with our goal to be a leader in next generation IT services and offerings.

Cash on hand at the end of the quarter was $1.9 billion, compared with $2.1 billion in the prior year; while net debt to capital was 13%, compared with 10% in the year-ago period.

Now let me turn to our cost take-out and reinvestment activities. We delivered approximately $85 million of cost savings in the quarter. Our cost savings are primarily from continued G&A efficiencies, workforce optimization, and moving more work to lower cost locations. We are also benefiting from the rationalization of our real estate footprint and from procurement savings.

Our reinvestments were approximately $65 million for the quarter and approximately $170 million year-to-date. As we highlighted previously, we're investing in next-generation offerings in sales coverage in sales support and we also investing to upgrade our financial and HR systems.

For FY15, we continue to target cost take-out benefits of $450 million to $500 million and investment of $350 million to $400 million, for net savings of approximately $100 million.

So in closing, let me recap our revised targets for this year. We're targeting revenue to be flat to slightly down for the Company, EPS from continuing operation is targeted to be $4.45 to $4.65, up from our prior range, and our free cash flow target remains at approximately $700 million.

Now I'll turn the call back to the operator for the question-and-answer session.
QUESTION AND ANSWER

Operator

(Operator instructions)

Darrin Peller, Barclays.

Darrin Peller - Barclays Capital - Analyst

I want to just start off with revenue. You continue to do very well on the margin side. But on revenues, you made a good point to show the inflection on the NPS. So first of all, I think that that's something we're getting a lot of questions from clients on is what's really driving that improvement right now? And you sound like you think that's sustainable.

But then a follow-on to that is really on the commercial side. You're saying that the inflection is being noticed in the consulting improvements and that that's actually now, was down 3%, which is better. But I think your overall GPS business, it performed a little bit worse than we had expected. And I think the overall change in guidance to that being down now commercial overall. So what exactly is so different this quarter than maybe last quarter that drove that change in growth?

Mike Lawrie - CSC - CEO

I think it's fairly straightforward. We are continuing to see some of the headwinds that we've talked about before, particularly around contract restructurings -- which we're continuing to do and closed a couple additional ones out this quarter -- the continuing price-downs and then the contract completions. So that is creating some headwinds that in the commercial business we have not yet been able to offset with the growth from our new offerings.

Now those new offerings are growing very well. We're very pleased with that. But it just hasn't been enough in the first half of the year to offset those headwinds. So we're being a little cautious as we look out into the second half of the year, because we continue to see those headwinds. And we think we're getting closer to the end of that, but I thought it was important to continue to signal that those headwinds have not yet been offset.

In GBS, the consulting improved this quarter. But I'm not ready to call that a turn. I think that's great. And it looks to me, as we go out in the second half of the year, that business on a sequential basis ought to continue to show some improvement. I'm really pleased with software. That's continuing to grow. It's not a barn burner, but it's growing. And I think the application maintenance business, as we began to unwind some of our, what I'll call staff augmentation business that just has no margin associated with it, that's providing some headwinds in the application space that have not fully been offset by the application modernization streams.

Now the good news, from my perspective, is we are seeing some traction on that application modernization. I think I reported in the first quarter that we really hadn't seen much, but we're beginning to operationalize that. Now we're seeing a pipeline and we're actually getting some business closed, but not yet enough to offset some of this staff augmentation business. The application maintenance business itself is very healthy and it's got a very good margin. But the staff augmentation business has no margin with it.

So the decision that I continue to make, and we continue to make, is we will give up some of that revenue, lower margin revenue, in order to improve the profitability. So that's sort of the net of it, but I felt that given the headwinds that we're seeing, it was important to signal that it was going to be more difficult to grow the commercial business in the second half of the year.

Darrin Peller - Barclays Capital - Analyst

All right. That's helpful. Where do you think the inflection lies? What it sounds like is the right mix finally get to that inflection where your growth of your business is a high enough percentage to offset some of the headwinds.

Mike Lawrie - CSC - CEO

I think, look at the curve every quarter, believe me. And I can't predict exactly when that inflection is, but we're getting closer to it, that's for sure. And the other point here is that NPS is performing better. This has been a pleasant surprise to us. We attribute that to a couple of things. One, we've had some very good contract renewals and that's continuing to flow through. We've also had some significant wins last year in NPS that are now beginning to produce revenue and profit, things like the FDIC, which was a new win that was contested, I don't know how many times, and we're finally now got people on it, we're generating revenue.

And the other thing is that these smaller deals -- I talk about this next generation offerings -- we are bidding a lot of that stuff in NPS. They're smaller. We're still waiting on some of those contract awards. But when you add that all up, along with the fantastic job that team has done from a cost management standpoint, we're comfortable now that we're going to see higher margins.

I thought this business -- I've said it many times and many investors on the phone know this -- I thought it was an 8% to 10% margin business. I now think it's a double digit margin business. And that's largely due to the execution and the leadership role these guys have taken in driving the costs down.

Darrin Peller - Barclays Capital - Analyst

That's good to hear. Thanks, Mike.

Operator

Jim Schneider, Goldman Sachs.

Jim Schneider - Goldman Sachs - Analyst

Good afternoon. Thanks for taking my question. I was wondering if you could maybe dive down a little bit more into the federal business. You mentioned FDIC, but can you talk about what sub segments or what different agencies you're seeing the uptick, and where do you think that growth could get to? Do you think we can inflect positively as we get in the back half of the fiscal year? Are there any signposts, whether it be Congressional action or otherwise, that would give you greater confidence of that?

Mike Lawrie - CSC - CEO

I think we had some wins in the Department of Defense. That was one of the areas that was most hit by sequestration. And we talked about that before. And your guess is as good as mine as to whether that business is going to rebound at all. And to tell you to the truth, I don't know. And we're preparing that business as if it would. We've had quite a few opportunities in the mission side of our business which we have been able to close. We have a very strong past quarter inventory which has led to some nice additional business in the civil agencies. These are usually fixed cost kind of contracts that have a good profit margin associated with them.

And then we also got a modest uptick in revenue from the cyber acquisition that Paul talked about. But the business is performing better than what we had anticipated. And I think if you compare the revenue and margins with some of the competitors out there, I think it's safe to say it's probably gaining a little share in a shrinking or stationary pot of opportunity.

Jim Schneider - Goldman Sachs - Analyst

Thanks. That's helpful. And then maybe a follow-up on the cost take-out targets. We're a little bit more than halfway through the fiscal year at this point. Can you maybe provide us any color on whether you expect to run in towards the high end of that $450 million to $500 million range, at this point?

Mike Lawrie - CSC - CEO

Paul, I'll let you answer that. Listen, we still have cost opportunities ahead of us. For example, this quarter, we moved to a shared service infrastructure for our entire commercial business, which has not only simplified the business, but also produced significant savings that will materialize here in the second half of the year. These low-cost centers, we're beginning to every quarter chip away at this. We're doing this client by client. As I've said, we're not just walking in and moving people from point A to point B, because that does nothing but cause you customer satisfaction issues, and then you get follow-on revenue problems.

So I think we talked about doing 40 or 50 accounts worldwide in our delivery excellence program. We tailor that by a client and we - are every quarter - moving more resources to those centers. And as Paul said, this is one of the things that is really given us the confidence in NPS that we can maintain a higher margin is the uptake we're getting in our lower cost centers in Bossier and, to a lesser extent, in Pittsburgh.

Jim Schneider - Goldman Sachs - Analyst

Great. Thank you.

Paul Saleh - CSC - CFO

Jim, I think I will add, also we're doing a lot of work on the G&A efficiencies across the whole, both commercial and NPS. So that is also giving us reason to be optimistic about additional cost take-outs. Also, additional procurement savings that we're able to extract from the organization, better real estate rationalization that is coming, and then we'll have, again, as Mike said, the big driver and longer term, too, is that shift, that shift of work force to lower cost location. It's particularly, particularly important for the GIS business. As I mentioned in my earlier remark, 35% is not really something to brag about when a lot of our competitors are in the 65% in low cost centers.

Jim Schneider - Goldman Sachs - Analyst

Thanks, Mike and Paul.

Operator

Jason Kupferberg, Jefferies.

Jason Kupferberg - Jefferies & Company - Analyst

I wanted to ask a question about free cash flow. I think you're at about $100 million year-to-date. I know you're maintaining the $700 million target. Just to help us bridge that gap, I know you typically have some favorable seasonality on the back end of the year, and you did mention the extra payroll cycle. So maybe you can quantify that and just any other pieces, just to give a sense of confidence on the $700 million number?

Paul Saleh - CSC - CFO

Last year, if you'll recall, we did $684 million of free cash flow. And we're ahead of where we were last year with one extra payroll cycle already this quarter. This quarter's at least over $90 million as a result of that extra payroll cycle. So in the second half of the year, we expect a contribution, particularly from working capital. We saw our receivables -- we have opportunity to drive greater, better working capital management in the second of the year as we have done this past year.

Jason Kupferberg - Jefferies & Company - Analyst

Okay. Understood. That's helpful. And then just to circle back on that long-term target on the GIS headcount, 60% offshore. So I guess that's obviously up quite a bit from where you are today. Do you think you need some acquisitions to get there? And if not, is this a very long-term target versus something in the next several years?

Mike Lawrie - CSC - CEO

I don't think we need any acquisitions. I don't think this is going to happen in the next year or so. So I do think that this will be longer term, measured over a couple of years, particularly because we're doing this client by client. That does slow us down.

The truth is we've done two things here. We continue to jettison business that just isn't profitable. And we're doing that through contract restructurings. We're doing it from business that just didn't have any margins. Now that creates headwinds, but we've been willing to live with that because we think long-term, that's the right profile for the Company.

The other thing we're doing here is we are making sizable investments in these next-generation offerings. I said there's 200 or 300 basis points alone in GIS right now that we're investing. We better show some return on those investments. But we are not just taking costs out and not reinvesting for the future. And we're seeing some very good signs. We think we've got a great cloud strategy. We're out of the -- it's own sort of platform, so we're using our partners' platforms. We've invested in sales, particularly coverage in front of our key clients.

So these are all decisions that we have made within the construct of the financial targets that we have set for ourselves. But it does set up some headwinds. I wish we were closing that gap faster than we are. But we're on the right track. And because of the efficiencies that we can continue to drive out of the business, that's permitting us to expand margins and make those investments.

Jason Kupferberg - Jefferies & Company - Analyst

Okay. Thanks for the comment.

Operator

Tien-tsin Huang, JPMorgan.

Tien-tsin Huang - JPMorgan - Analyst

Thank you so much. Just on GIS, thanks for disclosing the target to mix to 60% low-cost location headcount. I'm curious, how quickly can you do this? Do you have the infrastructure in place to hire at scale in these locations? And most importantly, I'm curious, what's the impact on revenue as you do this transition, assuming lower cost also means lower revenue per head?

Mike Lawrie - CSC - CEO

No, I wouldn't assume that. The lower revenue is primarily due to giving work back to the clients that we just couldn't do profitably. So when we renegotiate a contract, typically is we give scope back to the client that we just can't profitably manage. I do think we can hire in India. I don't think that's a problem. We have

HCL as a partner that we use in India for our apps modernization. But in GIS, we think we can manage that within the locations that we have. So I don't see a problem doing that. The time frame, as I said, is multiple years, primarily because of our approach to tailoring this account by account.

Now the other thing we have not talked about much on these calls that we think will come into this mix, in addition to moving resources, is automation. As we look out over the next several years, we think there is a substantial automation play in GIS. That's going to require an investment. That's in our investment plans. But we do think there are several legs of the whole profitability improvement in this business. So off shoring, which we were late to the game on, and investments in automation, coupled with this investment in new offerings which have a better margin profile.

So it's really all three of those things, but we're trying to do it in a way that doesn't alienate the customer base. Because when other big firms have done this and they've gone student body right or left, there typically is substantial deterioration in customer satisfaction. Matter of fact, in North America, where we just did some surveys for the clients that we ran this delivery excellence methodology around, we actually saw an improvement in client satisfaction. So I'm willing to give up a little speed to maintain the goodwill of our clients as we go through this.

Tien-tsin Huang - JPMorgan - Analyst

Okay. That's good to know. My follow-up, Mike, maybe just a bigger picture question. I know there's been a lot of spins and splits and whatnot out there amongst even our peer groups here. The concept of separating NPS with the federal business from the commercial business, can you talk about the pros and cons of keeping it together versus separating them?

Mike Lawrie - CSC - CEO

As I've said many times in these calls, all options are on the table. We're a public company. We're always going to look for the best ways of driving shareholder value and continuing to serve our customers and employees. We continue to see really strong synergies with our NPS business. And I'll reiterate a couple comments I've made before. Our cyber business, which is really growing in our commercial space, largely came from NPS. And we now are applying that discipline to our commercial accounts. Our, what I'll call, project management and program management discipline out of NPS, we are now using across our commercial business and getting great synergies.

And there's other examples. Our work with big data, with 42Six and how we've leveraged that across the commercial business.

And there's good cross synergies between our commercial business. So we've taken many of these cloud partnership, like with Amazon Web Services, and are now taking that into NPS. So we continue to see significant cross synergies between the businesses. But having said that, all options are always on the table.

Tien-tsin Huang - JPMorgan - Analyst

That's great insight. Thank you for sharing.

Operator

Keith Bachmann, Bank of Montreal.

Keith Bachman - Bank of Montreal - Analyst

A question and a clarification, please. Mike, you mentioned commercial could be flat to down. I'm wondering if flat is realistic, and should we be thinking more about down. In the first two quarters, GIS is down quite a bit, GBS is down modestly. But your compares get meaningfully harder as you look at the next two quarters, plus I would imagine currency is going to go against you a little bit. Should we be thinking more down rather than even the notion of flat, particularly given the status of GIS?

Mike Lawrie - CSC - CEO

We're down, I think -- Paul, correct me if I'm wrong here -- about 2% in commercial through the first half, correct?

Keith Bachman - Bank of Montreal - Analyst

Right. So to be flat, are you suggesting up 2% in the second half?

Mike Lawrie - CSC - CEO

No, I'm not suggesting that. I am suggesting that we think there's an opportunity here for a sequential improvement as we go into the third quarter and the fourth quarter, though I don't think mathematically it's out of the question. In all honesty, I think the bias would probably be to slightly down on commercial revenue, given the headwinds and some of the other things that I talked about on the call today. So I don't think that would be an unrealistic assumption.

Keith Bachman - Bank of Montreal - Analyst

Okay. Paul, a clarification for you. Instead of a restructuring charge, was there a restructuring gain that was captured in the quarter, if you could just help us understand how we should be thinking about restructuring charges as we look out over the net couple of quarters?

Mike Lawrie - CSC - CEO

I'll let Paul get a little more detailed. But there was a slight gain, I think, $7 million in the quarter. What we are doing is we have remixed some of the money that we were spending on restructuring. We've remixed that into investments. And if we see some sequential revenue improvement in the second half of the year, we'd probably continue to restructure into that revenue. We've had, as I said, 2% revenue decline, and we have been slower to restructure some of the workforce out, particularly in Europe. So in all candor, we just haven't been able to move quite as quickly there. Therefore, there was no need to spend incremental monies, particularly outside the US.

Paul Saleh - CSC - CFO

The other thing that happened also is that when we set up those plans --and again, it's not a big amount, $7 million in the quarter -- but we've had people leave the Company that were targeted to be taken out as part of the restructuring, so we didn't have to pay them the restructuring that we had set aside. We did better than we had originally anticipated with the attrition that occurred in some of our markets.

Keith Bachman - Bank of Montreal - Analyst

Okay. Many thanks, gentlemen.

Operator

Edward Caso, Wells Fargo.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Good evening. I was curious about, you bought in a dramatic new group of people, dramatic in number and obviously they appear to be doing well. But I've heard almost maybe most of the top 100 executives are now new to the Company. I'm curious, are they all with you or have some of those turned over? And maybe some commentary morale, at this point.

Mike Lawrie - CSC - CEO

I think morale is beginning to improve, particularly outside the United States. If you just think about this, we're really beginning to see some really nice improvements in our businesses outside of the United States. We have got more work to do in the United States. I just put a new leadership team in the United States, announced that 3 or 4 weeks ago. Because I think we can do better in the United States. And to be candid, I haven't been totally pleased with some of our execution in the United States.

You are right, we have replaced, I think, I could be wrong about this, but probably 95% of the top 3 layers of management in the company. And they are beginning to come together as a team. It is hard when you make that kind of change. It's like inviting 100 people over for dinner and not knowing anyone until they show up at the front door. So it takes a while to come together and knit together as a team. I think that is beginning to happen. We run a pretty tight performance management culture in the Company, and you can expect that there will be continued turnover in the executive ranks, as we move forward. We're having great success recruiting people from outside the company and from the industry. So we're always looking for ways to upgrade the team.

So I think we just run some surveys -- I think I mentioned before, we did a big electronic jam, 6 or 7 months ago, and by and large, most of the employees are with us. That's not to say everyone is with us. And when you go through this kind of cultural change, you are certainly going to have some casualty. But by and large, most of the people would like us to even move faster than we are currently moving.

Edward Caso - Wells Fargo Securities, LLC - Analyst

My other question is on the share count. Part A is, was the ASR, did that happen in the September quarter? And then help us with what the Q3 and the Q4 share count would be, given, Paul, the repurchasing that's been done?

Paul Saleh - CSC - CFO

The ASR was put in place in the second quarter. And as we mentioned, it's allowed us to retire 1.3 million shares for $75 million. The program was a little bit larger, but that's what all the effect was for that part of the ASR. And as we have told you many times before, we've been out of the market, due to a number of reasons.

Mike Lawrie - CSC - CEO

We're always doing partnerships and there's something going on. So we were almost in a perpetual blackout period. So that's one of the reasons we did this.

Paul Saleh - CSC - CFO

And I think if you look at more what we've been doing before, it was somewhere between the 120, 150 on a regular basis. We look at the share buyback really as an opportunistic way to return capital to our shareholders. And we're going to continue with that. At the end of the second quarter, our number of shares outstanding was 140 million, and so you can go from there.

Mike Lawrie - CSC - CEO

That's down pretty marginally from a year ago, right? It was like 142 million a year ago.

Paul Saleh - CSC - CFO

I think it was actually much more than that. I think when we report our average number for diluted shares, we use then the treasury method for some of the stock. And so it gets to about 143 million. I think it's a few million dollars.

Edward Caso - Wells Fargo Securities, LLC - Analyst

So the share count should be lower in Q3 and Q4 than it was in Q2?

Paul Saleh - CSC - CFO

I think if you look at the average, it will be maybe down a little bit for the next two quarters.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Thank you.

Operator

Ashwin Shirvaikar, Citi.

Ashwin Shirvaikar - Citigroup - Analyst

Thank you, guys. I guess my first question is on NPS. Double digit margins, is that 10%, 11%, is at the lower end of the range. And more importantly, why should CSC be able to sustain better margins than its competitors? Your competitors at NPS are some well-regarded companies that do quite well for themselves. So why should this one company have higher margins?

Mike Lawrie - CSC - CEO

That's a good question. Ashwin. I think one, we started much earlier in some of these cost reduction moves. I think you've got to remember that this lowering your costs is not intuitively obvious in the government sector. Because when you lower cost, X amount of that gets returned to the clients, which means your revenue declines because you are billing less. So it is not an intuitively obvious cycle.

Now I know our government is a paragon of efficiency, but that's not a typical thing that you would do is take cost out so you can lower your revenue. We chose to do that, because we thought that the market was going to shift to many of this next generation services offering and we wanted to be more competitive in pricing, and we thought that the game in NPS was going to be more of a share game than it was going to be a market expansion game. So if you are in a fairly stagnant market, you better have a cost structure that allows you to gain some share.

The other thing that we have done and are doing well is these low cost labor centers in our government business. And very few other people, at least to my knowledge, have moved in this direction yet. But I've said many times, Bossier City has a cost profile that's 70% of the Washington area. So as you move more jobs there, you are able to maintain a higher margin. And I think we were out in front of that and we do think that we can sustain that. So that's the reason why we are predicting now that the margin profile of that business can be in the low double digit range as opposed to the high single digit range.

Ashwin Shirvaikar - Citigroup - Analyst

Got it. And with regards to the elections that just happened, typically mid-terms tend to have less of an impact, but given all the changes, what's your view as a, I would say, relative to us, a Washington insider?

Mike Lawrie - CSC - CEO

To tell you the truth, I have no idea. I have no idea. There's different theories and different hypotheses out there, but I would only be speculating. And the truth is, I am not that well informed and don't actually know.

Ashwin Shirvaikar - Citigroup - Analyst

I meant specifically with regards to the pipeline that you mentioned

Mike Lawrie - CSC - CEO

As I mentioned, the pipeline is up. The pipeline is up. So that's - it's not the only indicator - but as an indicator, yes, the pipeline is up. But at the same time, the number of awards that have not been awarded, in other words, bids that we put in and haven't been awarded, is also increased. So that would suggest that decisions aren't being made. And we've got -- there's a big issue as to the budget, the continuing resolutions, and that has to get resolved before spending is freed up. So that's why we are cautiously optimistic, because we see a growing pipeline. But that's got to be tempered by the ongoing uncertainty in the budget process.

So all we can do is remain focused and make sure we are running an efficient operation, make sure we are bidding where we think it's appropriate for us to bid. And I don't want the guys thinking about the political environment. We've got other people that can worry about that. We're going to stick to our knitting and run what's becoming a pretty nice business.

Ashwin Shirvaikar - Citigroup - Analyst

Understood. Thank you, guys.

George Price - CSC - IR

Jason, let's go ahead and take our last question.

Operator

Joseph Foresi, Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

I think you've talked about in prior conference calls and meetings about going after some smaller accounts. I was wondering if you had any update on the progress you're making there and if you could wrap any numbers around it?

Mike Lawrie - CSC - CEO

I will give you -- these are not going to be precise numbers, so don't hold me to it. But in the second quarter, we added over 100 new logos, 92 of which, by the way, were outside the Americas. And roughly -- again, don't hold me to this -- but about 80% of those were all for contracts less than $10 million.

So we have, as we've reported in previous calls that we are seeing a much higher volume of lower dollar value transactions. We are moving our sales force. That's why we increased our -- made our investment in the sales force - to get after more of those opportunities. We love the profit profile of those versus these big infrastructure deals that we wind up sort of bidding ourselves down to nothing. And we're seeing really good growth out of that segment, in other words, that size of transaction segment.

So we are purposely rotating the Company more in that direction and also sets up why we're making the investments in these more standardized offerings in our GIS business. Because when you go after those smaller transactions, you can't have a high degree of customization. You must have a more standardized offerings. And I think this also is helping to improve morale of our people and our sales force, because when you add 100 new logos -- I don't know when the last time this company had 100 new logos in a quarter -- that gives us an opportunity to deliver well, again, maybe on a small deal. But if we deliver well, it gives us the credibility and gives us the permission to expand into other areas. And I think in my comments, I talked about large energy company where we did just that and now are beginning to expand off that base. That is a more sustainable business model and creates much better long-term stability in the revenue streams and the profit streams.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. And just along the same lines, obviously, you're working on building out your global delivery network, I was just wondering, as you move along that process, what competitive advantage do you think you might be able to develop versus the players who already have that in place? And how do you tweak your go-to-market so that you can gain market share as you basically play some catch up there?

Mike Lawrie - CSC - CEO

I think the big thing we're trying to do to differentiate ourselves -- and I'd have to put differentiation in quotes, because there are the people that are doing this -- but we're trying to move, within this global delivery, be able to handle our accounts in one location. So rather than have GIS in India and GBS in Manila or something -- and I'm just using this as hypothetical examples -- what we're trying to do is move, particularly our larger clients, to one location. And there's tremendous efficiencies when your support staff, your services staff is located within shouting distance of one another. It creates intimacy, it creates greater client knowledge, it reduces duplication, it reduces overlap, it improves the morale of the people that are working on that account, as well as better service to the client. So that's one area that we think provides some differentiation.

And the other thing we think that provides differentiation is we think we've really got a very good partnership strategy. We have worked hard to develop these partnerships with just about everyone out there, and we can go in and be really independent. We don't have a dog in the fight here. And if the client wants AWS, that's fine. If they think Azure is better, that's fine. And that's why this acquisition of Service Mesh which, by the way, was a big investment for us that we're amortizing as part of the investment monies that we are spending this year, we think we've got a great solution for our clients.

And I tell you, we just had our industry analyst day last week, and we had our first-ever global client conference last week. And we went through this and frankly, it's resonating pretty well. What we need to do now is continue to focus on discipline and execution. I don't think this is a strategy issue anymore. It is now a game of execution and moving as quickly as we can while bringing our employees and bringing our customers with us.

Joseph Foresi - Janney Montgomery Scott - Analyst

Thank you.

Mike Lawrie - CSC - CEO

Great. Jason?

George Price - CSC - IR

Thanks, everybody, for attending the call and we'll talk to you next quarter.

Operator

This does conclude today's conference. Take you for your participation.

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